Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Garden Stage Limited on Amendment No.1 to Form F-1 of our report dated June 30, 2023, with respect to our audit of the consolidated financial statements of Garden Stage Limited and its Subsidiaries as of March 31, 2023 and for the year ended March 31, 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in the Prospectus.

/s/ Marcum Asia CPAs LLP

New York, New York September 5, 2023

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001
Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com